Exhibit 99.1


Dec. 5, 2005, 12 p.m. EDT


GMAC Agrees to Sell Up to $20 Billion in U.S. Retail Automotive Assets to Scotia Capital Over Five Years

Innovative approach to automotive whole loan market continues under a $6 billion revolving facility

DETROIT --- General Motors Acceptance Corp. (GMAC), the wholly owned financial services subsidiary of General Motors Corp. (NYSE: GM), and Scotia Capital, the corporate and investment banking arm of The Bank of Nova Scotia (NYSE: BNS), today announced a long-term strategic financing agreement regarding GMAC's U.S. automotive retail assets.

The agreement calls for committed purchases by The Bank of Nova Scotia under a $6 billion revolving facility. This revolving facility represents a committed source of funding for up to $20 billion of GMAC U.S. retail automotive contracts during a five-year period, commencing November 2005 and concluding October 2010. The Bank of Nova Scotia will make an initial purchase of $3 billion in December 2005. The Bank of Nova Scotia will purchase a full spectrum of GMAC's active U.S. retail auto finance contracts under this long-term strategic financing agreement. GMAC will continue to service the auto finance contracts.

The agreement expands a long relationship between GMAC and Scotia Capital and reaffirms the depth and investor diversity of the automotive whole loan market.

"This transaction reflects Scotia Capital's strength and experience with automotive finance companies and asset-backed transactions in providing the right financial solution to important clients such as GMAC," said Steve McDonald, co-CEO, Scotia Capital and Head, Global Corporate and Investment Banking. "We are pleased to add these high-quality U.S. retail assets to our portfolio and to demonstrate our unique capability to meet the needs of clients who operate across Canada, Mexico and the U.S."

This agreement is another example of GMAC's move to "originate and sell" assets in order to free up capital from its balance sheet and to redeploy it into higher rate-of- return businesses.

"GMAC is continuing to transform the automotive whole loan market with diverse types of auto whole loans," said Sanjiv Khattri, GMAC executive vice president and chief financial officer. "We are pleased to extend our long relationship with our global partner Scotia Capital through this important transaction. In 2005, GMAC expects to sell $15 billion of auto whole loans through bilateral agreements, multi-buyer syndicated structures and full securitizations. Selling whole loans achieves two key objectives for GMAC: it allows us to redeploy capital to our growing mortgage and insurance businesses while supporting our important strategic mission of selling GM's high quality cars and trucks."

Scotia Capital represents the global corporate and investment banking and capital markets platform of the Scotiabank Group, one of North America's premier financial institutions. The Scotiabank Group has combined assets of US$266 billion (as of October 31, 2005) and more than 50,000 employees worldwide, including affiliates. It is also Canada's most international bank, serving customers in some 50 countries around the world. For more information, visit www.scotiabank.com or www.scotiacapital.com.

General Motors Acceptance Corporation and its subsidiaries, operating under the umbrella GMAC Financial Services, provide automotive financing, commercial finance, insurance and mortgage products, and real estate services, and have a presence in more than 40 nations. A wholly owned subsidiary of General Motors since 1919, GMAC has extended more than $1.3 trillion in credit to finance more than 158 million vehicles.

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Forward-Looking Statements

GMAC
In this press release and related comments by General Motors Acceptance Corporation management may contain forward-looking statements within the meaning of the federal securities laws. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "project," "intend," "could" or similar expressions. In particular, statements regarding plans, strategies, prospects and expectations regarding the business are forward-looking statements. You should be aware that these statements and any other forward-looking statements in this document only reflect expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Many of these risks, uncertainties and assumptions are beyond our control, and may cause actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on the forward-looking statements contained in this information. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of the term "loans" describes products and associated with direct and indirect lending activities of GMAC's global operations. The specific products include retail installment sales contracts, loans, lines of credit, leases or other financing products. The term "originate" refers to GMAC's purchase, acquisition or direct origination of various "loan" products.


Contacts:
Joanne Krell
GMAC Corporate Communications
313.665.2443
Joanne.k.krell@gm.com

Jane Shannon
Scotia Capital Public Affairs
416.866.6806
Jane_shannon@scotiacapital.com